Exhibit (a)(2)(F)

FOR IMMEDIATE RELEASE

SAVING DYNEGY: SHAREHOLDERS HAVE SPOKEN YET AGAIN

NEW YORK, January 26 – Seneca Capital, the second largest shareholder of Dynegy Inc. (NYSE: DYN) with a 12% economic interest (including 9.3% voting common stock), is pleased and not surprised that holders of more than 95% of non-affiliated outstanding shares determined not to tender their shares to Icahn Enterprises Holdings LP, an affiliate of Dynegy’s largest shareholder, for $5.50 per share. Seneca Capital has more conviction than ever that it is the WRONG PRICE at the WRONG TIME for the WRONG REASONS. Seneca Capital believes that the distraction of the low-priced tender unfortunately serves to limit interest from fundamental shareholders that are attracted by the Dynegy value opportunity. Seneca Capital calls upon the Special Committee to cease its costly efforts to sell the company at an inadequate price, let alone without performing the “careful standalone review” promised to shareholders on November 23rd.

Following shareholders’ resounding rejection of the $5.50 per share tender, Seneca Capital today delivered the following letter to the Special Committee of the Dynegy Board:

January 26, 2011

The Special Committee of the Board of Directors of Dynegy, Inc.

Patricia Hammick

David Biegler

Victor Grijalva

William Trubeck

Howard Sheppard

c/o Dynegy Inc.

Communications with Directors

Attn: Corporate Secretary

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

To the Special Committee:

Following the announcement that holders of more than 95% of non-affiliated outstanding shares determined not to tender their shares to Icahn Enterprises Holdings LP, an affiliate of Dynegy’s largest shareholder, for $5.50 per share, Seneca Capital, the second largest shareholder of Dynegy is preemptively announcing that it would be opposed to selling Dynegy at $6.00 per share. In addition, Seneca Capital cautions the Dynegy Board against the continued spending of shareholder funds (incremental yet to the $100 million in fees and expenses, or 15% of equity value, that the Dynegy

Board has already been willing to spend1) in another attempt to sell the Company at an inadequate price, let alone without performing the “careful standalone review” promised to shareholders on November 23rd.

Seneca Capital urges the Special Committee to cease the serial attempts to sell the company for cash ($4.50, $5.00, $5.50 per share…) at a low point in the cycle. Seneca Capital is gravely concerned that the Dynegy Board, as was the case with Blackstone and the current IEP offer, will provide yet another multi-million dollar break-up fee in return for a relatively meager increase in purchase price (each $0.50 per share represents less than 2% of enterprise value) – in the face of resounding shareholder opposition to a low-priced cash sale of the Company (as demonstrated by today’s announced tender results). Seneca Capital is directing its comments to the Special Committee given its concern that $36 million in change-of-control severance raises a substantial misalignment of interest with regard to the Chairman of the Dynegy Board.

Sincerely yours,

Seneca Capital

cc: Joseph Frumkin, Esq, Sullivan & Cromwell, as counsel for the Dynegy Board

Seneca Capital continues to vigorously pursue a consent solicitation to protect shareholder value by replacing the Chairman and one other Dynegy Board member with Hunter Harrison, a pioneering railroad executive, and Jeff Hunter, a successful power industry veteran. To this end, Seneca Capital will be filing an updated Preliminary Consent Statement with the Securities and Exchange Commission tomorrow. Mr. Harrison and Mr. Hunter are fully aligned with the proposition of driving value for Dynegy shareholders – Mr. Harrison has already purchased 500,000 shares personally and Mr. Hunter has committed to purchase 300,000 shares while serving on the Dynegy Board. In contrast, the members of the Special Committee of the Dynegy Board have purchased a combined total of less than 16,000 shares.

Seneca Capital continues to urge shareholders to NOT TENDER their stock for $5.50 per share. Seneca Capital has more conviction than ever that it is the WRONG PRICE at the WRONG TIME for the WRONG REASONS.

Contact:

for Seneca Capital

[1]

Includes (a) 16.3mm break-up fee + $10mm expense reimbursement per the Proposed Blackstone Merger, plus (b) $23mm in banking fees, plus (c) $16.3mm break-up fee per the Proposed IEP Merger, plus (d) $36mm change-of-control arrangements.

Patrick Linehan and Scot Hoffman, Robinson Lerer & Montgomery, 646-805-2047 (for media inquiries) Bruce Goldfarb, Steven C. Balet and Geoff Sorbello, Okapi Partners, 212-297-0720 (as Information Agent)

FORWARD-LOOKING STATEMENTS; STATEMENT OF SENECA CAPITAL BELIEFS; FORECASTS

This press release contains statements, including Seneca Capital’s beliefs as to valuation, which are forward looking statements about future events and sets forth a presentation of our beliefs. The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. You should be aware that any forward-looking statements are based on certain assumptions and subject to risks and uncertainties that exist in the business environment that could render actual outcomes and results that are materially different. We have based many of these forward-looking statements on our beliefs, expectations and assumptions about future events that may prove to be inaccurate. While we consider these beliefs, expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to anticipate and many of which are beyond our control. We caution you that the forward-looking statements are inherently uncertain and necessarily involve risks that may affect Dynegy Inc.’s (“Dynegy”) business prospects and performance, causing actual results to differ from those discussed or presented in this presentation. Without limiting the generality of the foregoing, Seneca Capital’s beliefs as to future value are based on a variety of assumptions as to the future that Seneca Capital believes constitute a reasonable, potential valuation scenario that could develop within the next several years for Dynegy but which are nonetheless subject to risks and uncertainties that exist in the business environment that could render actual outcomes and results materially different than anticipated. Seneca Capital’s beliefs as to current value are based on a variety of assumptions, including as to the future, that Seneca Capital believes constitute reasonable assumptions but which are nonetheless subject to risks and uncertainties that exist in the business environment that could render actual outcomes and results that are materially different.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (together with each of the foregoing, “Seneca”) have jointly made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent statement and a consent card to be used to replace two members of the Dynegy Board of Directors and to adopt certain other proposals set forth in the consent statement.

SENECA ADVISES ALL STOCKHOLDERS OF DYNEGY TO READ THE CONSENT STATEMENT AND OTHER CONSENT SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION THE PARTICIPANTS IN THE CONSENT SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT, ONCE AVAILABLE, WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ CONSENT SOLICITOR AT THE TELEPHONE NUMBER INCLUDED IN THE DEFINITIVE CONSENT STATEMENT, ONCE AVAILABLE.

Each of Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch is a participant in this solicitation. Douglas A. Hirsch is the managing member of each of Seneca Capital Investments, LLC, Seneca Capital International GP, LLC and Seneca Capital Advisors, LLC. The principal occupation of Mr. Hirsch is investment management. Seneca Capital Investments, LLC is the general partner of Seneca Capital Investments, L.P. Seneca Capital International GP, LLC is the general partner of Seneca Capital International Master Fund, L.P., and Seneca Capital Advisors, LLC is the general partner of Seneca Capital, L.P. The principal business address of Mr. Hirsch, Seneca Capital Investments, LLC, Seneca Capital Investments, L.P., Seneca Capital International GP, LLC, Seneca Capital International Master Fund, L.P., Seneca Capital Advisors, LLC and Seneca Capital, L.P. is c/o Seneca Capital Investments, LP, 590 Madison Avenue, 28th Floor, New York, New York 10022.

As of January 25, 2011, Seneca Capital International Master Fund, L.P. beneficially owned 7,712,100 shares of Dynegy’s common stock, par value $0.01 per share (“Shares”), representing beneficial ownership of approximately 6.4% of the Shares. As of January 25, 2011, Seneca Capital, L.P. beneficially owned 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, and Mr. Hirsch may be deemed to beneficially own 11,226,500 Shares, representing beneficial ownership of approximately 9.3% of the Shares, held in the aggregate by Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. Seneca Capital International GP, LLC may be deemed to beneficially own 7,712,100 Shares, representing beneficial ownership of approximately 6.4% of the Shares, held by Seneca Capital International Master Fund, L.P. Seneca Capital Advisors, LLC may be deemed to beneficially own 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares, held by Seneca Capital, L.P.

As of January 25, 2011, Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. held European-style call options, providing the right to purchase 2,331,400 and 1,059,600 shares, respectively at an exercise price of $0.01 per share by delivery of notice of exercise as of April 15, 2011.